Pricing Supplement No. 1396J
To underlying supplement No. 1 dated September 29, 2009,
product supplement J dated September 29, 2009,
prospectus supplement dated September 29, 2009
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated December 13, 2011; Rule 424(b)(2)

Deutsche Bank AG, London Branch
$2,671,000 Capped Buffered Underlying Securities (BUyS) Linked to the iShares® MSCI Emerging Markets Index Fund due June 17, 2013
General
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Capped Buffered Underlying Securities (BUyS) Linked to the iShares® MSCI Emerging Markets Index Fund due June 17, 2013 (the “BUyS”) are designed for investors who seek a return at maturity of 100.00% of the appreciation, if any, of the iShares® MSCI Emerging Markets Index Fund (the “Fund”), up to a Fund Return Cap (as defined below) of 42.20%. Investors will not receive any coupon payments and should be willing to lose up to 100.00% of their initial investment if the Fund declines. Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on or about June 17, 2013.
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000.
•	The BUyS priced on December 13, 2011 and are expected to settle on December 16, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Fund:	iShares® MSCI Emerging Markets Index Fund (Ticker: EEM UP)
Issue Price:	100% of the Face Amount
Payment at Maturity:
•  If the Final Price is greater than or equal to the Initial Price, you will receive a cash payment per $1,000 Face Amount of BUyS that provides you with a return on your investment equal to the Fund Return multiplied by the Participation Rate, subject to the Maximum Return. Accordingly, subject to the Maximum Return, your payment at maturity per $1,000 Face Amount will be calculated as follows:

$1,000 + ($1,000 x Fund Return x Participation Rate)
• If the Final Price is less than the Initial Price, and the percentage difference is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 Face Amount.

•  If the Final Price is less than the Initial Price, and the percentage difference is greater than the Buffer Level, you will lose 1.25% of the Face Amount of your BUyS for every 1% that the decline in the Fund exceeds the Buffer Level. Accordingly, if the Final Price is less than the Initial Price by an amount (expressed as a percentage) greater than the Buffer Level, your payment at maturity per $1,000 Face Amount will be calculated as follows:
$1,000 + [$1,000 × ((Fund Return + Buffer Level) x Downside Participation Percentage)]

If the Final Price is less than the Initial Price by an amount (expressed as a percentage) greater than the Buffer Level, you will lose some or all of your initial investment.
Any payment at maturity is subject to the credit of the Issuer.

Fund Return:	Subject to the Fund Return Cap, the Fund Return, expressed as a percentage, will equal: Final Price – Initial Price Initial Price
Initial Price:	$39.37
Final Price:	The Closing Price of the Fund on the Final Valuation Date
Closing Price:	The closing price of one share of the Fund on the relevant date of calculation, multiplied by the then-current Share Adjustment Factor applicable to the Fund
(Key Terms continued on next page)

Investing in the BUyS involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the BUyS or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Total Discounts, Commissions and Fees(1)	Proceeds to Us
Per Security	$1,000.00	$0.50	$999.50
Total	$2,671,000.00	$1,335.50	$2,669,664.50
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The BUyS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,671,000.00	$306.10

Deutsche Bank Securities
December 13, 2011

(Key Terms continued from previous page)
Buffer Level:	20.00%
Participation Rate:	100.00% upside participation
Fund Return Cap:	42.20%
Maximum Return:	42.20% (equal to the Participation Rate multiplied by the Fund Return Cap)
Downside Participation Percentage:	125% downside participation
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date:	December 13, 2011
Settlement Date	December 16, 2011
Final Valuation Date†:	June 12, 2013
Maturity Date†:	June 17, 2013
Listing:	The BUyS will not be listed on any securities exchange.
CUSIP:	2515A1FA4
ISIN:	US 2515A1FA44

†Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE BUYS

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You should read this pricing supplement together with underlying supplement No. 1 dated September 29, 2009, product supplement J dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these BUyS are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement J dated September 29, 2009:
http://sec.gov/Archives/edgar/data/1159508/000119312509200235/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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All references to “Initial Price,” “Final Price” and “Closing Price” in this pricing supplement shall be deemed to refer to the “Initial Underlying Level,” “Final Underlying Level” and “Closing Level,” respectively, as defined in the accompanying product supplement.

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the BUyS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the BUyS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the BUyS.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

What Is the Payment at Maturity on the BUyS Assuming a Range of Performance for the Fund?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of BUyS for a hypothetical range of performance for the Fund from -100.00% to +100.00%. The hypothetical examples set forth below reflect the Participation Rate of 100.00%, the Buffer Level of 20.00%, the Fund Return Cap of 42.20%, the Maximum Return of 42.20%, the Downside Participation Percentage of 125.00% and the Initial Price of $39.37. The following results are based solely on the hypothetical example cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Price	Percentage Change in Fund	Fund Return (%)	Payment at Maturity ($)	Return on BUyS (%)
$78.74	100.00%	42.20%	$1,422.00	42.20%
$68.90	75.00%	42.20%	$1,422.00	42.20%
$59.06	50.00%	42.20%	$1,422.00	42.20%
$55.98	42.20%	42.20%	$1,422.00	42.20%
$55.12	40.00%	40.00%	$1,400.00	40.00%
$49.21	25.00%	25.00%	$1,250.00	25.00%
$47.24	20.00%	20.00%	$1,200.00	20.00%
$43.31	10.00%	10.00%	$1,100.00	10.00%
$40.16	2.00%	2.00%	$1,020.00	2.00%
$39.76	1.00%	1.00%	$1,010.00	1.00%
$39.37	0.00%	0.00%	$1,000.00	0.00%
$38.98	-1.00%	-1.00%	$1,000.00	0.00%
$35.43	-10.00%	-10.00%	$1,000.00	0.00%
$33.46	-15.00%	-15.00%	$1,000.00	0.00%
$31.50	-20.00%	-20.00%	$1,000.00	0.00%
$27.56	-30.00%	-30.00%	$875.00	-12.50%
$23.62	-40.00%	-40.00%	$750.00	-25.00%
$19.69	-50.00%	-50.00%	$625.00	-37.50%
$9.84	-75.00%	-75.00%	$312.50	-68.75%
$0.00	-100.00%	-100.00%	$0.00	-100.00%

Hypothetical Examples of Payments at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The price of the Fund increases 10% from the Initial Price of $39.37 to the Final Price of $43,31. Because the Final Price is greater than the Initial Price and the Fund Return of 10.00% multiplied by the Participation Rate is less than the Fund Return Cap of 42.20%, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + ($1,000.00 x 10.00% x 100.00%) = $1,100.00

Example 2: The price of the Fund increases 50% from the Initial Price of $39.37 to the Final Price of $59.06. Because the Final Price is greater than the Initial Price and the Fund percentage change of 50% is greater than the Fund Return Cap of 42.20%, the investor receives a Payment at Maturity of $1,422.00 per $1,000 Face Amount of BUyS, the maximum payment on the BUyS.

Payment at Maturity = $1,000.00 + ($1,000.00 x 42.20% x 100.00%) = $1,422.00

Example 3: The price of the Fund declines 10% from the Initial Price of $39.37 to the Final Price of $35.43. Because the Final Price is less than the Initial Price, and the percentage difference of 10.00% is less than the Buffer Level of 20.00%, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of BUyS.

Payment at Maturity = $1,000.00

Example 4: The price of the Fund declines 30% from the Initial Price of $39.37 to the Final Price of $27.56.  Because the Final Price is less than the Initial Price, and the percentage difference of 30.00% is greater than the

Buffer Level of 20.00%, the investor receives a Payment at Maturity of $875.00 per $1,000 Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + [$1,000.00 x ((-30.00% + 20.00%) x 125%) ] = $875.00

Example 5: The price of the Fund declines 100% from the Initial Price of $39.37 to the Final Price of $0.00. Because the Final Price is less than the Initial Price, and the percentage difference of 100.00% is greater than the Buffer Level of 20.00%, the investor receives a Payment at Maturity of $0.00 per $1,000 Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + [$1,000.00 x ((-100.00% + 20.00%) x 125%)] = $0.00

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL OF THE BUYS IS LIMITED — You will not benefit from any appreciation of the Fund beyond the Fund Return Cap of 42.20%, and therefore the maximum payment you can receive is $1,422.00 for each $1,000 Face Amount of BUyS. Because the BUyS are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — Payment at Maturity of the Face Amount of your BUyS is protected against a decline in the Final Price, as compared to the Initial Price, of up to the Buffer Level, subject to our ability to pay our obligations as they become due. If such percentage decline is more than the Buffer Level of 20.00%, for every 1% decline beyond the Buffer Level, you will lose 1.25% of the Face Amount of your BUyS, and you may lose up to your entire initial investment as a result.

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RETURN LINKED TO THE PERFORMANCE OF THE ISHARES® MSCI EMERGING MARKETS INDEX FUND — The return on the BUyS, which may be positive, zero or negative, is linked to the performance of the iShares® MSCI Emerging Markets Index Fund.

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “Index”). The Index is designed to measure equity market performance in the global emerging markets. The iShares® MSCI Emerging Markets Index Fund trades on the NYSE under the ticker symbol “EEM UP.” It is possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the Fund, the fees and expenses of the Fund or due to other circumstances. This section is only a summary of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the BUyS are uncertain, we believe it is reasonable to treat the BUyS as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your BUyS, other than pursuant to a sale or exchange, and (ii) subject to the potential application of the “constructive ownership” regime discussed below, your gain or loss on the BUyS should be capital gain or loss and should be long-term capital gain or loss if you have held the BUyS for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the BUyS, the tax consequences of ownership and disposition of the BUyS might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

Even if the treatment of the BUyS as prepaid financial contracts is respected, the BUyS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the BUyS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-

term capital gain you would have recognized if on the issue date you had invested the face amount of your BUyS in shares of the Index Fund and sold those shares for their fair market value on the date your BUyS are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the BUyS, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including  the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who own “debt or equity interests” in a foreign financial institution (which we are) that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the BUyS.

For a discussion of certain German tax considerations relating to the BUyS, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the BUyS (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the BUyS involves significant risks. Investing in the BUyS is not equivalent to investing directly in the Fund or in any of the component stocks held by the Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE BUYS MAY RESULT IN A LOSS — The BUyS do not guarantee any return of your initial investment. The return on the BUyS at maturity is linked to the performance of the Fund and will depend on whether, and the extent to which, the Fund Return is positive or negative. If the Fund Return is less than -20.00%, your investment will be exposed on a leveraged basis of 1.25% to each 1% by which the Fund Return is less than -20.00%. Under these circumstances, you will lose some or all of your initial investment. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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THE RETURN ON YOUR BUYS IS LIMITED BY THE MAXIMUM RETURN — As a holder of the BUyS, you will not benefit from any appreciation of the Fund beyond the Fund Return Cap of 42.20%. Consequently, the BUyS are subject to a Maximum Return of 42.20% and your Payment at Maturity will be limited to a maximum payment of $1,422.00 for each $1,000 Face Amount of BUyS you hold, regardless of any further appreciation of the Fund, which may be significant.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the BUyS, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the shares of the Fund or the component stocks held by the Fund would have.

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CREDIT OF THE ISSUER — The BUyS are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the BUyS, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its

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obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the BUyS and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the BUyS.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s portfolio holdings. The market prices of the Fund shares may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the Fund may differ from its NAV per share; the Fund may trade at, above or below its NAV per share.

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ADJUSTMENTS TO THE FUND OR TO THE INDEX COULD ADVERSELY AFFECT THE VALUE OF THE BUYS — Blackrock Fund Advisors (“BFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Index. The component stocks underlying the Index are selected by MSCI Inc. (“MSCI”). The Index is calculated and published by MSCI. MSCI can add, delete or substitute the component stocks underlying the Index, which could change the value of the Index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the component stocks held by the Fund. Any of these actions could cause or contribute to large movements in the prices of the component stocks held by the Fund, which could adversely affect the Closing Price of the Fund shares and cause the Final Price to be less than the Initial Price by more than the Buffer Level, in which case your investment will be exposed on a leveraged basis to any decline in the Final Price as compared to the Initial Price beyond the Buffer Level.

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THE FUND AND THE INDEX ARE DIFFERENT — The performance of the Fund may not exactly replicate the performance of the Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain stocks in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. BFA may invest up to 10% of the Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Index as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

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CURRENCY EXCHANGE RISK — Because the Fund invests in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact the Fund’s returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies of the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to the Fund and have an adverse impact on the return of and the value of your BUyS.

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NON-U.S. SECURITIES MARKETS RISKS — The Fund holds component stocks that are issued by non-U.S. companies in non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of stocks issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Stock prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of

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fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

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EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY — The value of the BUyS is subject to the political and economic risks of emerging market countries by linking to the performance of the Fund. The component stocks held by the Fund include stocks of companies that are located in emerging market countries and stocks that trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation changes and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the value and Payment at Maturity of your BUyS.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND — We are not affiliated with the Fund or the issuers of the component stocks held by the Fund or underlying the Index. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component stocks held by the Fund or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component stocks held by the Fund or the component stocks underlying the Index or any of the issuers of the component stocks held by the Fund or underlying the Index. You, as an investor in the BUyS, should make your own investigation into the component stocks held by the Fund or underlying the Index and the issuers of the component stocks held by the Fund or underlying the Index. Neither the Fund nor any of the issuers of the component stocks held by the Fund or underlying the Index is involved in this offering of your BUyS in any way and none of them has any obligation of any sort with respect to your BUyS. Neither the Fund nor any of the issuers of the component stocks held by the Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your BUyS.

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PAST PERFORMANCE OF THE FUND, THE INDEX OR OF THE COMPONENT STOCKS HELD BY THE FUND IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Fund, the Index or of the component stocks held by the Fund over the term of the BUyS may bear little relation to the historical prices of the Fund or the component stocks held by the Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Fund, the Index or the component stocks held by the Fund.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE BUYS PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your BUyS, the original Issue Price of the BUyS includes the agents’ commission and the cost of hedging our obligations under the BUyS through one or more of our affiliates.  Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Therefore, the value of the BUyS on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the BUyS after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. The BUyS are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your BUyS to maturity.

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THE BUYS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The BUyS will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the BUyS in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the BUyS easily. Because other dealers are not likely to make a secondary market for the BUyS, the price at which you may be able to trade your BUyS is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the BUyS.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BUYS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE FUND TO WHICH THE BUYS ARE LINKED OR THE VALUE OF THE BUYS — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the BUyS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the BUyS. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the BUyS. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the BUyS and the Fund to which the BUyS are linked.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE BUYS ARE THE SAME LEGAL ENTITY — Deutsche Bank AG is the Issuer and the calculation agent for the BUyS. We, as calculation agent for the BUyS, will maintain some discretion in making decisions relating to the BUyS, including whether there has been a market disruption event. In the event of any such market disruption event, we may use an alternate method to calculate the Closing Price of the Fund, including the Final Price. While Deutsche Bank AG will act in good faith and in a commercially reasonable manner in making all determinations with respect to the BUyS, there can be no assurance that any determinations made by Deutsche Bank AG in these capacities will not affect the value of the BUyS. Because determinations made by Deutsche Bank AG as the calculation agent for the BUyS, may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG and you, as a holder of the BUyS.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE BUYS — We and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUYS — In addition to the price of the Fund on any day, the value of the BUyS will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Fund;

•	the time remaining to maturity of the BUyS;

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the market price of and dividend rate on the component stocks held by the Fund (while not paid to holders of the BUyS, dividend payments on the component stocks held by the Fund may influence the market price of the shares of the Fund and the market value of the options on the shares of the Fund and, therefore, affect the value of the BUyS);

•	the occurrence of certain events affecting the Fund may or may not require an anti-dilution adjustment;

•	interest rates and yields in the market generally and in the markets of the component stocks held by the Fund;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Fund and any changes to its component stocks;

•	supply and demand for the BUyS; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE BUYS — We or one or more of our affiliates may hedge our exposure from the BUyS by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Fund and make it less likely that you will receive a return on your investment in the BUyS. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the BUyS declines. We or our affiliates may also engage in trading in instruments linked to the Fund or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Fund or the Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the BUyS. Any of the foregoing activities

•	described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the BUyS.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE BUYS ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the BUyS, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the BUyS are uncertain, and the IRS or a court might not agree with the treatment of the BUyS as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the BUyS, the tax consequences of ownership and disposition of the BUyS might be affected materially and adversely.

Even if the treatment of the BUyS as prepaid financial contracts is respected, the BUyS could be treated as "constructive ownership transactions." In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the BUyS would be recharacterized as ordinary income to the extent such gain exceeded the "net underlying long-term capital gain," and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the BUyS.

As described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the BUyS (including possible alternative treatments, the potential application of the “constructive ownership regime,” and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The BUyS may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Fund;

•	You are willing to accept that the return on the BUyS is capped by the Maximum Return;

•	You are willing to invest in the BUyS based on the Participation Rate, Downside Participation Percentage, Fund Return Cap and Buffer Level;

•	You are willing to lose up to 100% of your initial investment;

•	You are willing and able to hold the BUyS to maturity;

•	You are willing to accept our credit risk;

•	You are willing to accept that there may be little liquidity in the secondary market for the BUyS; and

•	You do not seek current income from this investment.

The BUyS may not be suitable for you if:

•	You do not seek an investment with exposure to the Fund;

•	You seek an investment with an uncapped upside return;

•	You are unwilling or unable to hold the BUyS to maturity;

•	You seek an investment that is protected against the loss of your initial investment;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The following graph sets forth the historical performance of the Fund based on the daily Fund closing prices from December 13, 2006 through December 13, 2011.  The closing price of the iShares® MSCI Emerging Markets Index Fund on December 13, 2011 was $37.55.  We obtained the Fund closing prices below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the Final Price of the Fund. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the BUyS. DBSI will pay custodial fees to other broker-dealers of 0.05% or $0.50 per $1,000 Face Amount of BUyS. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

Settlement

We expect to deliver the BUyS against payment for the BUyS on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the BUyS more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.